FOR IMMEDIATE RELEASE

CURTISS-WRIGHT REPORTS FIRST QUARTER 2006 FINANCIAL
RESULTS

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Sales increase 9%; New Orders up 19%; Backlog at Record Level

ROSELAND, NJ – April 27, 2006 – Curtiss-Wright Corporation (NYSE: CW) today reports financial results for the quarter ended March 31, 2006. The highlights are as follows:

•	Net sales for the first quarter of 2006 increased 9% to $282.6 million from $258.5 million in the first quarter of 2005.

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Operating income in the first quarter of 2006 decreased 10% to $24.6 million from $27.5 million in the first quarter of 2005. Operating income was negatively impacted by compensation costs of $1.1 million associated with the adoption of FAS 123R and higher pension expense of $0.9 million from the Curtiss-Wright pension plans in the first quarter 2006 as compared to the prior year. Operating income for the first quarter of 2005 included a gain of $2.8 million related to the sale of non-operating property.

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Net earnings for the first quarter of 2006 decreased 15% to $12.3 million, or $0.28 per diluted share, from $14.5 million, or $0.33 per diluted share, in the first quarter of 2005 (adjusted for 2-for-1 stock split in April 2006).

•	New orders received in the first quarter of 2006 were $388.0 million, up 19% compared to the first quarter of 2005.

•	Backlog reached a new record high level of $911.7 million at March 31, 2006, up 13% from $805.6 million at December 31, 2005.

Curtiss-Wright Corporation, Page 2

“We are pleased to report continued sales growth in 2006 and again attaining a new record level of backlog,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. “While our earnings performance in the first quarter was slightly less than expected, we achieved solid results despite some unanticipated obstacles, such as higher unfavorable foreign currency translation and higher material and transportation costs. Our expectations for the full year remain unchanged. New orders were strong in both the first quarter of 2006 and fourth quarter of last year which provides us with good momentum heading into the rest of the year. Our backlog has never been stronger. In fact, excluding our Metal Treatment segment whose services are sold with modest lead times, over 65% of our sales for the remainder of 2006 are in our March 31st backlog. Our Metal Treatment segment experienced strong organic sales and operating income growth of 10% and 22%, respectively, in the first quarter of 2006. We also had strong organic sales growth of 34% and 21% in the oil and gas and commercial aerospace markets, respectively. Many of our military and commercial programs are in the early stages of the manufacturing cycle and the ramp-up in the second half of the year will generate improved operating margins.”

Sales

Sales growth in first quarter of 2006 was generated by strong organic growth of 7% from the prior year. This organic sales growth was driven by our Flow Control and Metal Treatment segments, which experienced organic growth of 11% and 10%, respectively, compared to the prior year period. Our Motion Control segment’s organic sales increased 2% in the first quarter of 2006 as compared to the prior year period. The acquisition made in 2005 contributed $5.9 million in incremental sales for the quarter ended March 31, 2006 over the comparable period in 2005.

In our base businesses, higher sales from our Flow Control segment to the oil and gas market and U.S. Navy, higher sales from our Metal Treatment segment of global shot peening and heat treating services, and higher commercial aerospace revenues from our Motion Control segment, all contributed to the organic sales growth. Foreign currency translation negatively impacted sales by $3.5 million for the quarter ended March 31, 2006, compared to the prior year period.

Operating Income

Operating income for the first quarter of 2006 decreased 10% over the comparable prior year period. The decline in operating income was mainly due to unfavorable sales mix in the Motion Control segment and unfavorable sales mix and higher costs in our Flow Control segment. Our 2005 acquisition also lowered operating income by ($0.9) million in the first quarter of 2006 due to the timing of their contracts. This decline was partially offset by organic operating income growth of 22% in the Metal Treatment segment. Compared to the prior year, operating income in the first quarter of 2006 was also negatively impacted by compensation costs of $1.1 million associated with the January 1, 2006 adoption of FAS 123R and higher pension expense of $0.9 million from the Curtiss-Wright pension plans. In addition, operating income for the first quarter of 2005 included a gain of $2.8 million related to the sale of non-operating property. Lastly, foreign currency translation adversely impacted operating income by $1.3 million for the first quarter 2006, as compared to the prior year period.

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Net Earnings

Net earnings decreased 15% for the quarter ended March 31, 2006, from the comparable prior year period. Higher interest expense of $1.1 million was due to higher rates which lowered net earnings in the first quarter of 2006.

Segment Performance

Flow Control – Sales for the first quarter of 2006 were $121.2 million, up 11% over the comparable period last year due to strong demand in the oil and gas and naval defense markets. All sales growth in this segment was organic as there were no acquisitions in this segment in 2005. Sales of this business segment were minimally affected by foreign currency translation in the first quarter of 2006 compared to the prior year period.

Operating income for this segment increased 4% in the first quarter of 2006 compared to the prior year period. The operating income increase was due to the higher sales volume, partially offset by less favorable naval defense sales mix, additional test and qualification costs in our commercial power market, and higher research and development, material and transportation costs.

Motion Control – Sales for the first quarter of 2006 of $107.7 million increased 8% over the comparable period last year, principally due to the contributions from the 2005 acquisition of Indal Technologies. Sales from the base businesses increased 2% in the first quarter of 2006 as compared to the prior year period. This organic growth increase was due primarily to higher sales of OEM products, despite lower than planned sales due to the impact of the 2005 Boeing strike, and increased repair and overhaul sales in the commercial aerospace market, offset in large part by lower sales of controllers to the industrial market and embedded computing products to the aerospace and ground defense markets. Sales of this business segment were negatively affected by unfavorable foreign currency translation of $2.0 million in the first quarter of 2006 compared to the prior year period.

Operating income for this segment decreased 21% for the first quarter of 2006 compared to the prior year period. The decline was primarily driven by lower cost absorption due to lower sales volume in our embedded computing group, unfavorable sales mix resulting from lower sales of higher margin programs such as the F-22 and the European controllers business, increased material costs and the margin impact of the Boeing strike. Operating income of this business segment was adversely affected by foreign currency translation of $0.9 million in the first quarter of 2006 compared to the prior year period

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Metal Treatment – Sales for the first quarter of 2006 of $53.6 million were 10% higher than the comparable period last year. The improvement was all organic as there were no acquisitions in this segment in 2005. The sales growth was driven by higher global shot peening revenues in the commercial aerospace market along with strong demand in the heat treating business within the general industrial market. Foreign currency translation adversely impacted sales by $1.6 million in the first quarter of 2006 as compared to the prior year period.

Operating income increased 22% organically for the first quarter of 2006 as compared to the prior year period, primarily as a result of the higher sales volume and favorable product mix. Operating income of this segment was negatively affected by foreign currency translation of $0.4 million in the first quarter of 2006 compared to the prior year period.

Mr. Benante concluded, “Much of our revenues are dependant upon customer delivery schedules which result in variability from quarter to quarter. We anticipated and previously indicated that our first quarter would be the lightest in 2006 and we reaffirm our full year 2006 guidance of revenues in the range of $1.225 billion and $1.250 billion; operating income in the range of $155 million and $162 million before pension expense of $5 million from the Curtiss-Wright pension plans; and earnings per share in the range of $3.60 and $3.80 (pre-split basis) and $1.80 and $1.90 (post-split basis). Our backlog is strong and at a new record level. In 2006, we should once again demonstrate our ability to generate long-term shareholder value by growing our sales and earnings. Our historical performance demonstrates our ability to execute our strategy and achieve our financial targets. We continue to experience increased demand for our new technologies, many of which are only at the beginning of their life cycles, which should continue to provide strong returns to our shareholders into the future. Our diversification strategy, the continued successful integration of our acquisitions, and ongoing emphasis on technology should continue to generate growth opportunities in each of our three business segments in 2006 and beyond.”

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The Company will host a conference call to discuss the first quarter 2006 results at 9:00 EST Friday, April 28, 2006. A live webcast of the call can be heard on the Internet by visiting the company’s website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

(Tables to Follow)

Curtiss-Wright Corporation, Page 5

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended March 31,		Three Months Change
	2006	2005	$	%

Net sales	$282,552	$258,487	$24,065	9.31%
Cost of sales	190,491	172,718	17,773	10.29%

Gross profit	92,061	85,769	6,292	7.34%

Research & development expenses	9,971	10,228	(257)	-2.51%
Selling expenses	18,342	16,924	1,418	8.38%
General and administrative expenses	39,342	33,968	5,374	15.82%
Environmental remediation and administrative expenses, net	(238)	83	(321)	-386.75%
Loss (Gain) on sale of real estate and fixed assets, net	25	(2,913)	2,938	-100.86%

Operating income	24,619	27,479	(2,860)	-10.41%

Other income (expenses), net	304	(124)	428	-345.16%
Interest expense	(5,434)	(4,303)	(1,131)	26.28%

Earnings before income taxes	19,489	23,052	(3,563)	-15.46%
Provision for income taxes	7,211	8,529	(1,318)	-15.45%

Net earnings	$12,278	$14,523	($2,245)	-15.46%

Basic earnings per share	$0.28	$0.34

Diluted earnings per share	$0.28	$0.33

Dividends per share	$0.06	$0.05

Weighted average shares outstanding:
Basic	43,636	43,022
Diluted	44,134	43,628

Certain prior year information has been reclassified to conform to current presentation.

Shares and per share amounts have been adjusted on a pro forma basis for the April 21, 2006 2-for-1 stock split.

Curtiss-Wright Corporation, Page 6

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,	Change
	2006	2005	$	%

Assets
Current Assets:
Cash and cash equivalents	$39,728	$59,021	$(19,293)	-32.7%
Receivables, net	258,456	244,689	13,767	5.6%
Inventories, net	166,930	146,297	20,633	14.1%
Deferred income taxes	22,905	28,844	(5,939)	-20.6%
Other current assets	12,166	11,615	551	4.7%

Total current assets	500,185	490,466	9,719	2.0%

Property, plant, and equipment, net	273,636	274,821	(1,185)	-0.4%
Prepaid pension costs	74,758	76,002	(1,244)	-1.6%
Goodwill, net	390,009	388,158	1,851	0.5%
Other intangible assets, net	155,844	158,267	(2,423)	-1.5%
Other assets	12,724	12,571	153	1.2%

Total Assets	$1,407,156	$1,400,285	$6,871	0.5%

Liabilities
Current Liabilities:
Short-term debt	$5,916	$885	$5,031	568.5%
Accounts payable	75,252	80,460	(5,208)	-6.5%
Accrued expenses	56,779	74,252	(17,473)	-23.5%
Income taxes payable	11,457	22,855	(11,398)	-49.9%
Other current liabilities	45,511	43,051	2,460	5.7%

Total current liabilities	194,915	221,503	(26,588)	-12.0%

Long-term debt	377,513	364,017	13,496	3.7%
Deferred income taxes	53,253	53,570	(317)	-0.6%
Accrued pension & other postretirement benefit costs	76,568	74,999	1,569	2.1%
Long-term portion of environmental reserves	22,407	22,645	(238)	-1.1%
Other liabilities	25,028	25,331	(303)	-1.2%

Total Liabilities	749,684	762,065	(12,381)	-1.6%

Stockholders’ Equity
Common stock, $1 par value	25,542	25,493	49	0.2%
Additonal paid in capital	64,620	59,806	4,814	8.0%
Retained earnings	677,540	667,892	9,648	1.4%
Unearned portion of restricted stock	(81)	(12)	(69)	575.0%
Accumulated other comprehensive income	22,109	20,655	1,454	7.0%

	789,730	773,834	15,896	2.1%
Less: cost of treasury stock	132,258	135,614	(3,356)	-2.5%

Total Stockholders’ Equity	657,472	638,220	19,252	3.0%

Total Liabilities and Stockholders’ Equity	$1,407,156	$1,400,285	$6,871	0.5%

Curtiss-Wright Corporation, Page 7

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION
(In thousands)

	Three Months Ended March 31,

	2006	2005	% Change

Sales:
Flow Control	$121,167	$109,413	10.7%
Motion Control	107,746	100,084	7.7%
Metal Treatment	53,639	48,990	9.5%

Total Sales	$282,552	$258,487	9.3%

Operating Income:
Flow Control	$10,866	$10,467	3.8%
Motion Control	5,055	6,418	-21.2%
Metal Treatment	9,580	7,825	22.4%

Total Segments	25,501	24,710	3.2%
Corporate & Other	(882)	2,769	-131.9%

Total Operating Income	$24,619	$27,479	-10.4%

Operating Margins:
Flow Control	9.0%	9.6%
Motion Control	4.7%	6.4%
Metal Treatment	17.9%	16.0%
Total Curtiss-Wright	8.7%	10.6%

Curtiss-Wright Corporation, Page 8

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 6,000 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

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Certain statements made in this release, including statements about future revenue, organic revenue growth, annual revenue, net income, organic operating income growth, future business opportunities, and cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

Contact:	Alexandra M. Deignan
(973) 597-4734
adeignan@curtisswright.com